Exhibit 10.5

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 16, 2020, by and among SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland (“New Topco”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Wangen-Brüttisellen, Switzerland (the “Company” and together with Globetrotter and New Topco, the “GB Parties”), Far Point Acquisition Corporation, a Delaware corporation (“FPAC”), Far Point LLC, a Delaware limited liability company (the “Founder”) and Third Point Ventures LLC, a Delaware limited liability company (the “TP Investor” and together with the Founder, the “FPAC Shareholders”). Globetrotter, New Topco, the Company, FPAC and the FPAC Shareholders are sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, as of the date hereof, each of the FPAC Shareholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”), of FPAC, or Class B common stock, par value $0.0001 per share (the “Class B Shares”, and together with the Class A Shares, the “FPAC Shares”), of FPAC, set forth opposite such FPAC Shareholder’s name on Schedule I hereto (such FPAC Shares, together with any other FPAC Shares the voting power over which is acquired by any FPAC Shareholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”);

WHEREAS, concurrently with the execution of this Agreement, the GB Parties, FPAC and the other parties thereto have entered into an agreement and plan of merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, FPAC will merge with a wholly owned subsidiary of New Topco and, as a result of such merger, the shareholders of FPAC will be entitled to receive New Topco Shares (such transaction, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the GB Parties and FPAC to enter into the Merger Agreement, and as an inducement and in consideration therefor, the FPAC Shareholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

2.1 Agreement to Vote the FPAC Shares. Each FPAC Shareholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the shareholders of FPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of FPAC requested by FPAC’s board of directors or undertaken as contemplated by the Transactions, such FPAC Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its FPAC Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its FPAC Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of FPAC contained in the Merger Agreement, (c) in favor of any other proposals set forth in FPAC’s proxy statements to be filed by FPAC with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statements”), (d) for any proposal to adjourn or postpone the applicable special meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statements on the dates on which such meetings are held and (e) except as set forth in the Proxy Statements, against the following actions or proposals: (i) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (ii) (A) any change in the present capitalization of FPAC or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in FPAC’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of such FPAC Shareholder under this Agreement, or (D) any other action or proposal involving FPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions. The obligations of each FPAC Shareholder specified in this Section 2.1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the FPAC Board.

2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any FPAC Shareholder or by any FPAC Shareholder that is a natural person, in each case, in his or her capacity as a director or officer of FPAC.

ARTICLE III

COVENANTS

3.1 Generally.

(a) Each of the FPAC Shareholders agrees that during the Voting Period, except as contemplated by the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Globetrotter’s prior written consent, in its sole discretion: (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the FPAC Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the FPAC Shares; or (iii) permit to exist any Lien with respect to any or all of the FPAC Shares other than those created by this Agreement; provided that any Lien with respect to FPAC Shares that would not prevent, impair or delay any FPAC Shareholder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3.1(a) shall also not prohibit a Transfer of FPAC Shares by any of the FPAC Shareholders to an Affiliate of such FPAC Shareholder; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Globetrotter, to assume all of the obligations of the transferring FPAC Shareholder and to be bound by the terms of this Agreement. Any transfer in violation of this Section 3.1(a) shall be null and void.

(b) In the event of a stock dividend or distribution, or any change in the FPAC Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “FPAC Shares” shall be deemed to refer to and include the FPAC Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the FPAC Shares may be changed or exchanged or which are received in such transaction. Each of the FPAC Shareholders agrees, while this Agreement is in effect, to notify Globetrotter promptly in writing (including by e-mail) of the number of any additional FPAC Shares acquired by such FPAC Shareholder, if any, after the date hereof.

(c) Each of FPAC Shareholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such FPAC Shareholder contained in this Agreement inaccurate in any material respect or have the effect of preventing or disabling the FPAC Shareholder from performing its obligations under this Agreement.

3.2 Standstill Obligations of the FPAC Shareholders. Each FPAC Shareholder covenants and agrees that, during the Voting Period:

(a) Such FPAC Shareholder shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action intended to solicit, initiate or encourage, or any action to continue or engage in discussions or negotiations with, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives. If such FPAC Shareholder or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal, then such FPAC Shareholder shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal and, in such event, such FPAC Shareholder shall also promptly notify the Globetrotter of such facts and circumstances. Such FPAC Shareholder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

(b) Such FPAC Shareholder shall not, nor shall such FPAC Shareholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any FPAC Shares in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of FPAC vote in favor of approval of the Merger Agreement and in favor of approval of the other proposals set forth in the Proxy Statements (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(c) Such FPAC Shareholder shall not, nor shall such FPAC Shareholder act in concert with any person to, deposit any of the FPAC Shares in a voting trust or subject any of the FPAC Shares to any arrangement or agreement with any person with respect to the voting of the FPAC Shares, except as provided by Article II of this Agreement.

3.3 Stop Transfers. Each FPAC Shareholder agrees with, and covenants to, the GB Parties that such FPAC Shareholder shall not request that FPAC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any FPAC Shares during the term of this Agreement without the prior written consent of Globetrotter, in its sole discretion, other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

3.4 Consent to Disclosure. Each FPAC Shareholder hereby consents to the publication and disclosure in the Proxy Statements (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by FPAC or the GB Parties to any Governmental Authority or to securityholders of FPAC) of such FPAC Shareholder’s identity and beneficial ownership of FPAC Shares and the nature of such FPAC Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by FPAC or the GB Parties, a copy of this Agreement. Each FPAC Shareholder will promptly provide any information reasonably requested by FPAC or the GB Parties for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

3.5 No Inconsistent Agreements. Such FPAC Shareholder hereby covenants and agrees that, except for this Agreement, such FPAC Shareholder shall not, at any time while this Agreement remains in effect, (a) enter into any voting agreement or voting trust with respect to such FPAC Shareholder’s FPAC Shares inconsistent with such FPAC Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy, a consent or power of attorney with respect to such FPAC Shareholder’s FPAC Shares and (c) enter into any agreement or taken any action that would make any representation or warranty of such FPAC Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing such FPAC Shareholder from performing any of its obligations under this Agreement.

3.6 Regulatory Covenant. From the date hereof through the Closing Date, each of the FPAC Shareholders agrees that such FPAC Shareholder shall not, and TP Investor agrees that Third Point LLC and any funds managed and/or advised by Third Point LLC (together, “TP”) shall not, (i) acquire, directly or indirectly, any equity interest or any other interests exercisable or convertible into any equity interests of any of the persons set forth on Schedule II attached hereto (each such person a “Competing Business” and, collectively, the “Competing Businesses”) or (ii) enter into any contract, agreement or arrangement to acquire any equity interests or other interests exercisable or convertible into any equity interests of any Competing Business; provided, that, nothing in this Section 3.6 shall prohibit any FPAC Shareholder or TP from acquiring a passive investment (in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect) of less than 4% of the outstanding capital stock of any class of any corporation that is traded on a nationally recognized securities exchange or inter-dealer quotation system (or its equivalent in any foreign jurisdiction).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FPAC SHAREHOLDERS

Each of the FPAC Shareholders hereby represents and warrants, severally but not jointly, to New Topco as follows:

4.1 Binding Agreement. Such FPAC Shareholder (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such FPAC Shareholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such FPAC Shareholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the GB Parties, constitutes a legal, valid and binding obligation of such FPAC Shareholder, enforceable against such FPAC Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

4.2 Ownership of Shares. Schedule I hereto sets forth opposite such FPAC Shareholder’s name the number of FPAC Shares over which such FPAC Shareholder has beneficial ownership as of the date hereof. As of the date hereof, such FPAC Shareholder is the lawful owner of the FPAC Shares denoted as being owned by such FPAC Shareholder on Schedule I and has the sole power to vote or cause to be voted such FPAC Shares. Such FPAC Shareholder has good and valid title to the FPAC Shares denoted as being owned by such FPAC Shareholder on Schedule I, free and clear of any and all Liens other than those created or permitted by this Agreement and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such FPAC Shareholder pursuant to arrangements made by such FPAC Shareholder. Except for the FPAC Shares denoted on Schedule I, as of the date of this Agreement, such FPAC Shareholder is not a beneficial owner or record holder of any (i) equity securities of FPAC, (ii) securities of FPAC having the right to vote on any matters on which the holders of equity securities of FPAC may vote or which are convertible into or exchangeable for, at any time, equity securities of FPAC, or (iii) options or other rights to acquire from FPAC any equity securities or securities convertible into or exchangeable for equity securities of FPAC except as contemplated by the Transaction Documents.

4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such FPAC Shareholder and the consummation by such FPAC Shareholder of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by such FPAC Shareholder, the consummation by such FPAC Shareholder of the transactions contemplated hereby or compliance by such FPAC Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such FPAC Shareholder, as applicable, (ii) with or without notice, lapse of time or both, result in, or give rise to, a violation or breach of, a termination of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such FPAC Shareholder is a party or by which such FPAC Shareholder or any of such FPAC Shareholder’s FPAC Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair such FPAC Shareholder’s ability to perform its obligations under this Agreement in any material respect.

4.4 Reliance by New Topco. Such FPAC Shareholder understands and acknowledges that GB Parties are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the FPAC Shareholders.

4.5 Inconsistent Agreements. Such FPAC Shareholder (a) has not entered into any voting agreement or voting trust with respect to such FPAC Shareholder’s FPAC Shares inconsistent with such FPAC Shareholder’s obligations pursuant to this Agreement, (b) has not granted a proxy, a consent or power of attorney with respect to such FPAC Shareholder’s FPAC Shares and (c) has not entered into any agreement or taken any action that would make any representation or warranty of such FPAC Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing such FPAC Shareholder from performing any of its obligations under this Agreement.

4.6 Litigation. There is no Action pending against such FPAC Shareholder or, to the knowledge of such FPAC Shareholder, threatened against such FPAC Shareholder that challenges the beneficial or record ownership of such FPAC Shareholder’s FPAC Shares, the validity of this Agreement or the performance by such FPAC Shareholder of its obligations under this Agreement.

4.7 Regulatory. As of the date hereof, (i) neither such FPAC Shareholder nor TP owns, directly or indirectly, any equity interests or any other interests exercisable or convertible into any equity interests of the any Competing Business and (ii) neither such FPAC Shareholder nor TP is party to any contract, agreement or arrangement to acquire any equity interests or other interests exercisable or convertible into any equity interests of any Competing Business; provided, that, for the purposes of this Section 4.7 such equity interests or any other interests exercisable or convertible into any equity interests shall not include any passive investment (in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect) of less than 4%, in the aggregate, of the outstanding capital stock of any class of any corporation that is traded on a nationally recognized securities exchange or inter-dealer quotation system (or its equivalent in any foreign jurisdiction).

4.8 FPAC Shareholder Has Adequate Information. Such FPAC Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of FPAC and New Topco to make an informed decision regarding the transactions contemplated by the Merger Agreement and has independently and without reliance upon FPAC or New Topco and based on such information as such FPAC Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such FPAC Shareholder acknowledges that FPAC and the GB Parties have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such FPAC Shareholder acknowledges that the agreements contained herein with respect to the FPAC Shares held by such FPAC Shareholder are irrevocable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE GB PARTIES

The GB Parties hereby represent and warrant to the FPAC Shareholders, as follows:

5.1 Binding Agreement. Each GB Party is duly organized and validly existing under the laws of its jurisdiction of formation and has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the GB Parties have been duly authorized by all necessary actions on the part of the GB Parties. This Agreement, assuming due authorization, execution and delivery hereof by the FPAC Shareholders, constitutes a legal, valid and binding obligation of the GB Parties enforceable against them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by and the consummation by the GB Parties of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the GB Parties, the consummation by the GB Parties of the transactions contemplated hereby or compliance by the GB Parties with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any GB Party, as applicable, (ii) with or without notice, lapse of time or both, result in, or give rise to, a violation or breach of, termination of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any GB Party is a party or by which any GB Party or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair any GB Party’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement shall automatically terminate, without any further action by the Parties, and none of the Parties shall have any rights or obligations hereunder other than obligations or liabilities for any Willful Breach of this Agreement or fraud by such party occurring prior to such termination, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each FPAC Shareholder, the mutual written consent of Globetrotter and the FPAC Shareholders, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date without modification, waiver or amendment) and (c) the date of termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in this Section 6.1, each party hereto shall not have any further obligations or liabilities hereunder other than obligations or liabilities for any Willful Breach of this Agreement by such party occurring prior to such termination. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any GB Party any direct or indirect ownership or incidence of ownership of or with respect to any FPAC Shares.

7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

7.5 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

(a)	If to any GB Party:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104 Cayman Islands

Attention: Legal Depart

E-mail: LegalStaff-UK@silverlake.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Michael O. Wolfson

E-mail: MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2& 9HU

Attn: Clare G. Gaskell

E-mail: CGaskell@stblaw.com

(b)	If to any of the FPAC Shareholders:

18 West 18th Street

New York, NY 10011

Attn: Thomas Farley

David Bonanno

E-mail: thomas.farley@farpoint.ventures

david.bonanno@farpoint.ventures

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attn: R. Alec Dawson

Robert G. Robison

Howard A. Kenny

E-mail: alec.dawson@morganlewis.com

robert.robison@morganlewis.com

howard.kenny@morganlewis.com

with a copy to:

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Attn: Steven H. Goldberg

Email: sgoldberg@bakerlaw.com

7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.8 Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

7.9 Certificates. Promptly following the date of this Agreement, each FPAC Shareholder shall advise FPAC’s transfer agent in writing that such FPAC Shareholder’s FPAC Shares are subject to the restrictions set forth herein and, in connection therewith, provide FPAC’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

7.11 Interpretation. The references herein to Sections, Articles and Schedules, unless otherwise indicated, are references to Sections and Articles of and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (d) references to a Person are also to its permitted successors and assigns. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York (without reference to its choice of Law rules).

7.13 Specific Performance; Jurisdiction. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including such FPAC Shareholder’s obligations to vote its FPAC Shares as provided in this Agreement, in any state or federal court located in New York County, New York without proof of actual damages or the inadequacy of monetary damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the state or federal courts located in New York County, New York (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any other state or federal court located in New York County, New York (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each FPAC Shareholder and he GB Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

7.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the FPAC Shareholders, on the one hand, and the GB Parties, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the FPAC Shareholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of FPAC Shares or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of FPAC Shares and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the FPAC Shareholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in New Topco.

7.17 Several Liability. The obligations and liabilities of each party hereto are several but not joint or joint and several and as to itself only.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

SL GLOBETROTTER, L.P.

By: SL GLOBETROTTER GP, LTD., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

GLOBAL BLUE GROUP AG

By:	/s/ Jacques Stern
Name: Jacques Stern
Title: President and CEO

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

FAR POINT ACQUISITION CORPORATION

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley
Title: Chairman, Chief Executive Officer and President

FAR POINT LLC

By: Third Point LLC, investment manager of Cloudbreak Aggregator LP, its managing member

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT VENTURES LLC, as nominee for funds managed and/or advised by Third Point LLC

By: Third Point LLC, its Attorney-in-Fact

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

Third Point Ventures LLC executes this signature page as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity. All information and representations and warranties of Third Point Ventures LLC herein are provided by and with respect to such funds.

SCHEDULE I

Beneficial Ownership of Securities

Shareholder	Number of Shares
Far Point LLC	15,692,500
Third Point Ventures LLC	4,000,000

Total	19,692,500

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